STOCK PURCHASE AGREEMENT, made as of the 1st day of May, 2009, by and between STUART GREENVALD and ABRAHAM WEINZIMER (collectively, the “Buyer”) and DCAP GROUP, INC. (the “Seller”).

RECITALS

WHEREAS, DCAP Management Corp., a New York corporation (“Management”), having its principal place of business at 1158 Broadway, Hewlett, New York 11557, was duly organized under and by virtue of the laws of the State of New York.

WHEREAS, the Seller is the owner of one hundred (100) shares of Common Stock, no par value, of Management (the “Management Shares”) which represents all of Management=s issued and outstanding shares.

WHEREAS, Dealers Choice Automotive Planning Inc., a New York corporation (“Dealers Choice”), having its  principal place of business at 1158 Broadway, Hewlett, New York 11557, was duly organized under and by virtue of the laws of the State of New York.

WHEREAS, the Seller is the owner of one hundred (100) shares of Common Stock, no par value, of Dealers Choice (the  “Dealers Choice Shares”) which represents all of Dealers Choice=s issued and outstanding shares.

WHEREAS, DCAP Agency, Inc., a New York corporation (“Agency” and together with Management and Dealers Choice, the “Company”), having its principal place of business at 1158 Broadway, Hewlett, New York 11557, was duly organized under and by virtue of the laws of the State of New York.

WHEREAS, the Seller is the owner of fifty (50) shares of Common Stock, no par value, of Agency (the “Agency Shares” and together with the Management Shares and the Dealers Choice Shares, the “Shares”) which represents 50% of Agency’s issued and outstanding shares.

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of the Shares subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Sale of Stock; Security.  (a) For and in consideration of the Purchase Price (as hereinafter defined), the Seller hereby sells to the Buyer, and the Buyer hereby purchases from the Seller, all of the Shares.

(b) The aggregate purchase price for the Shares is Two Hundred Thousand Dollars ($200,000) (the “Purchase Price”), payable by delivery to the Seller, on the date hereof, of a promissory note in the principal amount of Two Hundred Thousand Dollars ($200,000) (the “Promissory Note”).

(c) As security for the satisfaction of the Buyer’s obligations under the Promissory Note, simultaneously herewith, the Buyer is granting to the Seller a security interest in all of the Shares pursuant to a Pledge Agreement of even date between the Seller and the Buyer (the “Pledge Agreement”).

2. Representations of the Seller.  The Seller represents and warrants to the Buyer as follows:

(a) Ownership of Shares.  The Seller is the sole owner and holder of the Shares, free and clear of all liens and encumbrances.

(b) Capitalization.

(i) The authorized capital stock of each of Management and Dealers Choice consists of two hundred (200) shares of Common Stock, no par value, one hundred (100) of which are issued and outstanding and held by the Seller.

(ii) The authorized capital stock of Agency consists of two hundred (200) shares of Common Stock, no par value, one hundred (100) of which are issued and outstanding.  The Seller holds fifty (50) of such shares.

(iii) There are no subscriptions, options, warrants, rights, calls or other commitments to which the Company or the Seller is a party, or by which any of them is bound, calling for the issuance, sale, transfer or other disposition of any class of securities of the Company and there are no outstanding securities or instruments of the Company convertible into or exchangeable for shares of Common Stock or any other securities of the Company.

(c) Consents. No consent of any governmental or other regulatory agency, court or third party is required to be received by or on the part of the Seller to enable it to enter into and carry out this Agreement and the transactions contemplated hereby.

(d) Authority; Binding Nature of Agreement.  The Seller has the power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement constitutes the valid and binding obligation of the Seller, and is enforceable in accordance with its terms.

(e) No Breach. Neither the execution and delivery of this Agreement, nor compliance by the Seller with any of the provisions hereof, nor the consummation of the transactions contemplated hereby, will:

(i) violate any provision of the Certificate of Incorporation or By-Laws, each as amended, of the Seller;

(ii) violate any judgment, order, injunction, decree or award against, or binding upon, the Seller;

(iii) violate or otherwise breach the terms of any agreement or understanding, written or oral, to which the Seller is a party or is otherwise bound; or

(iv) violate any law or regulation of any jurisdiction relating to the Seller.

(f) Brokers.  The Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

(g) Liabilities.  Except as set forth on Schedule 2(g), the Company has no liabilities; provided, however, that no representation or warranty is made with respect to any liabilities, actual or contingent, of the Company to any current or former franchisee of Management or any affiliate of any such franchisee or any other liability not required by generally accepted accounting principles to be disclosed on a balance sheet.

(h) Accounts Receivable.  Attached hereto as Schedule 2(h) is a listing of the Company’s accounts receivable (the “Accounts Receivable”).

(i) Notes Receivable.  Attached hereto as Schedule 2(i) is a listing of the Company’s notes receivable (the “Notes Receivable”).

(j) Threatened Actions.  The Seller is not currently aware of any threatened legal action against Management.

3. Representations of the Buyer.  The Buyer represents and warrants to the Seller as follows:

(a) Consents.  No consent of any governmental or other regulatory agency, court or third party is required to be received by or on the part of either Buyer to enable him to enter into and carry out this Agreement, the Promissory Note or the Pledge Agreement and the transactions contemplated hereby or thereby.

(b) Authority; Binding Nature of Agreement.  Each Buyer has the power to enter into this Agreement, the Promissory Note and the Pledge Agreement and to carry out his obligations hereunder and thereunder.  This Agreement, the Promissory Note and the Pledge Agreement constitute the valid and binding obligations of the Buyer and are enforceable in accordance with their respective terms.

(c) No Breach.  Neither the execution and delivery of this Agreement, the Promissory Note or the Pledge Agreement, nor compliance by the Buyer with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will:

(i) violate any judgment, order, injunction, decree or award against, or binding upon, either Buyer;

(ii) violate or otherwise breach the terms of any agreement or understanding, written or oral, to which either Buyer is a party or is otherwise bound; or

(iii) violate any law or regulation of any jurisdiction relating to either Buyer.

(d) Brokers.  Neither Buyer has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

(e) Acknowledgment.  The Buyer acknowledges that, prior to the Closing, the Company has transferred to the Seller or a subsidiary thereof all of the cash of the Company and Dealers Choice has transferred to the Seller or a subsidiary thereof all of its right, title and interest in and to a certain boat owned by Dealers Choice, and, following the Closing, the Company shall have no cash and Dealers Choice shall have no right, title or interest in or to such boat.

4. Closing.

(a) Time and Location.  The closing (the “Closing”) provided for herein shall take place simultaneously with the execution of this Agreement at the offices of Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.  The Closing shall be deemed effective as of the opening of business on May 1, 2009.

(b) Items to be Delivered by the Seller.  At the Closing, the Seller will deliver or cause to be delivered to the Buyer:

(i) certificates representing the Shares, together with stock powers, duly executed in blank by the Seller;

(ii) the resignation of each officer and director of the Company;

(iii) the Pledge Agreement, executed on behalf of the Seller; and

(iv) Trademark Assignment pursuant to which the Seller assigns to Management all of its right, title and interest in and to trademark registration numbers 3282660 pertaining to the name “DCAP Insurance” and 3282658 pertaining to the “DCAP” logo.

(c) Items to be Delivered by the Buyer.  At the Closing, the Buyer will deliver or cause to be delivered to the Seller:

(i) the Promissory Note executed by the Buyer; and

(ii) the Pledge Agreement, executed by the Buyer, together with the certificates representing the Shares and stock powers, duly executed in blank by the Buyer.

5. Post-Closing Covenants.  (a) The Seller agrees that, within thirty (30) days following the Closing, it shall deliver to the Buyer an unaudited combined balance sheet of the Company as of April 30, 2009 (the “Closing Balance Sheet”) and an unaudited combined statement of operations of the Company for the period from January 1, 2009 through April 30, 2009 (the “Closing Statement of Operations”).  The Closing Balance Sheet will reflect that the Company has no liabilities.

(b) Following the Closing, Management will offer Kathleen Farrell (“Farrell”) continued employment on such terms as are mutually agreeable to Management and Farrell.

(c) Promptly following the Closing, (i)  the Company, at its expense, will remove from the Seller’s premises all equipment and files of the Company and (ii) the Seller will deliver to the Company all data of the Company stored on the Seller’s servers.

(d) Following the Closing and through January 31, 2018 (the “Applicable Period”),

(i) Management will not waive, release or discharge any obligation of any current or future franchisee of Management (a “Franchisee”) set forth in a franchise agreement in effect as of the Closing or hereinafter entered into or amended, that relates in any respect to Payments Inc. and its successors and assigns (“Payments Inc.”), including any obligation to use Payments Inc. for premium financing and/or to refer its customers who desire premium financing to Payments Inc.;

(ii) Management will provide in each new or amended franchise agreement entered into with a Franchisee that, during the Applicable Period, the Franchisee will refer each of its customers who desire premium financing to Payments Inc., and only to Payments Inc.;

(iii)  each Buyer will cause each of the Franchisees in which he has an interest, direct or indirect, including the Franchisees set forth on Schedule 5(d), to refer each of its customers who desire premium financing to Payments Inc. and only to Payments Inc.; and

(iv) neither the Company nor the Buyer, directly or indirectly, will encourage or assist any Franchisee to enter into any agreement, arrangement or understanding with any premium finance company other than Payments Inc. or to refer any of their customers to any premium finance company other than Payments Inc.

(e) The Buyer and the Company acknowledge and agree that, following the Closing, the Seller and its subsidiaries shall have the right to use the name “DCAP” and the “DCAP” logo, on a royalty-free basis; provided, however, that, in the event of the conversion of Commercial Mutual Insurance Company from an advance premium cooperative to a stock property and casualty insurance company, the Seller shall change its name to one that does not contain the name “DCAP.”  In the event that such name change does not occur by the time of the next annual meeting of shareholders of the Seller, the Seller will propose to its shareholders at such meeting that they approve a change in the name of the Seller to one that does not contain the name “DCAP.”

(f) Following the Closing, the Company will comply with all required payroll tax notices and filings and will continue to use ADP for its payroll processing, in each case with respect to the year ending December 31, 2009.  The Seller will assist the Company with any such notices and filings to the extent they relate to the pre-Closing period.

(g) The Buyer will cause the Company and each successor to and assign of the Company and its business to comply with the foregoing covenants.

6. Amendment.  No provision hereof may be changed, waived, discharged, or terminated orally, or in any manner other than by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

7. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties, and their successors and assigns, heirs and personal representatives.

8. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

9. Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any previous written or oral agreement with respect thereto.  The express representations, warranties and covenants set forth in this Agreement constitute all of the representations, warranties and covenants of the parties and upon which the parties have relied.  Without limiting the generality of the foregoing, except as expressly provided for in Sections 2(g) and 5(a), no representation or warranty is being made by the Seller with respect to the business, assets, properties, condition (financial or otherwise) or prospects of the Company, any agreement to which the Company is a party or is otherwise bound, the collectability of the Accounts Receivable or the Notes Receivable, Management’s relationship with its franchisees, the Closing Balance Sheet or the Closing Statement of Operations.

10. Construction.  This Agreement is made under and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed within the State of New York.  As used herein, the term “including” shall mean “including without limitation,” all references to the masculine pronoun or the neuter shall be deemed to refer to the other where applicable and all references to the singular shall be deemed to refer to the plural, and vice versa, where applicable.

11. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail (return receipt requested, postage prepaid), facsimile transmission, or overnight mail or courier, addressed as follows:

If to the Seller, at:

1158 Broadway
Hewlett, New York 11557
Attention:  President
Telecopier Number: (516) 295-7216

With a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York  11554
Attention: Fred Skolnik, Esq.
Telecopier Number: (516) 296-7111

If to the Buyer, at:

Stuart Greenvald
17 West Sunrise Highway
Freeport, New York 11520
Telecopier Number: (516) 867-4984

and

Abraham Weinzimer
956 South Broadway
Hicksville, New York  11801
Telecopier Number: (516) 822-4877

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 11.

12. Further Assurances.  On or after the date hereof, the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

13. Severability.   In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

14. Headings.  The headings or captions in this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

15. Representation by Counsel; Interpretation.  Each party acknowledges that he or  it has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities  in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

16. Joint and Several Obligation.  All of the obligations of the Buyer hereunder shall be joint and several with respect to each person constituting the Buyer.

17. No Third Party Beneficiaries.  No person or entity not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions hereof.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        /s/
Stuart Greenvald

/s/
Abraham Weinzimer

DCAP GROUP, INC.

By: /s/
      Barry Goldstein, President

Agreed to:

DCAP MANAGEMENT CORP.

By: /s/

DEALERS CHOICE AUTOMOTIVE
PLANNING INC.

By: /s/

DCAP AGENCY, INC.

By: /s/